Exhibit 99.1

DRIVE SHACK INC. ANNOUNCES AGREEMENT TO INTERNALIZE MANAGEMENT

NEW YORK--(BUSINESS WIRE) -- Drive Shack Inc. (NYSE:DS; the “Company”) announced that it has entered into definitive agreements with its external manager, FIG LLC (the “Manager”), an affiliate of Fortress Investment Group LLC, to internalize the Company’s management function.  In connection with the termination of the existing management agreement, the Company will make a one-time cash payment of $10.7 million to the Manager.  The internalization will become effective on January 1, 2018.

The transaction was negotiated and unanimously approved by a special committee (the “Special Committee”) comprised entirely of independent and disinterested members of the board of directors of the Company (the “Board”), and the Special Committee was advised by independent counsel.

Sarah L. Watterson, the Company’s Chief Executive Officer & President stated, “This is an incredibly exciting event within the Company’s overall transformation.  While the external management structure has served the Company well for over 15 years, given the Company’s tremendous growth plan developing and operating Drive Shack venues and optimizing our American Golf properties, we believe shifting to an internalized management structure today is the right move for our business.”

Key Mechanics of the Internalization:

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The Company’s Management Team Will Not Change. Wesley R. Edens, who is a Principal and Co-Founder of Fortress Investment Group LLC, will remain the Chairman of the Board. Furthermore, members of the executive team, who were previously employed by the Manager, will become employees of the Company, including (i) Ms. Watterson, (ii) Lawrence A. Goodfield, Jr., Chief Financial Officer, Chief Accounting Officer & Treasurer, and (iii) Sara A. Yakin, Chief Operating Officer.  In addition, certain other professionals who previously provided services to the Company on behalf of the Manager will continue to fill similar roles as employees of the Company or its subsidiaries.

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The Company and the Manager Entered into a Transition Services Agreement. For a transition period, the Manager has agreed to continue to provide the Company with certain services and personnel related mainly to information technology, legal, compliance, accounting and tax.  These services will be provided to the Company at cost.

Key Potential Benefits of the Internalization:

ð	Cost Savings Opportunity. The Company targets savings of more than $2 million per year following the internalization.

ð	Potential for Expanded Institutional Investor Base. Following the internalization, the Company will have a structure that is more comparable to its leisure and entertainment peers.

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Continued Manager Support and Principal Involvement.  The Company will receive support from the Manager for certain functions throughout the duration of the transition services agreement.  Furthermore, Mr. Edens, the Company’s largest shareholder, will remain the Chairman of the Board.

Additional details regarding the internalization can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2017.

ABOUT DRIVE SHACK

Drive Shack Inc. is a leading owner and operator of golf-related leisure and entertainment businesses.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the key potential benefits of the Company’s internalization of management, including, but not limited to, targeted savings of more than $2 million per year following internalization, potential for expanded institutional investor base and continued Manager support and Principal involvement. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond Drive Shack’s control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Drive Shack Inc.
Investor Relations
212-479-3195